EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Extreme Networks, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-192507, 333-165268, 333-112831, 333-105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, and 333-83729) on Form S-8 of Extreme Networks, Inc. of our report dated September 15, 2014, with respect to the consolidated balance sheets of Extreme Networks, Inc. and subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2014 and the effectiveness of internal control over financial reporting as of June 30, 2014, which report appears in the June 30, 2014 annual report on Form 10-K of Extreme Networks, Inc.
Our report dated September 15, 2014, on the effectiveness of internal control over financial reporting as of June 30, 2014, contains an explanatory paragraph that states the Company acquired Enterasys Networks, Inc. on October 31, 2013, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2014, Enterasys Networks, Inc.’s internal control over financial reporting associated with total assets of $143.9 million and net revenues of $227.7 million included in the consolidated financial statements of the Company as of and for the year ended June 30, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Enterasys Networks Inc.

/s/ KPMG LLP
September 15, 2014

Santa Clara, California